Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SOLV ENERGY, INC.

SOLV Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is SOLV Energy, Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on April 1, 2025.

B. This amended and restated certificate of incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), restates and amends the provisions of the Corporation’s certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C. The text of the certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I.

NAME

The name of the Corporation is SOLV Energy, Inc.

ARTICLE II.

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Services Company.

ARTICLE III.

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV.

CAPITAL STOCK

Section 4.1. Authorized Capital Stock and Recapitalization.

(a) Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [    ] shares, consisting of three classes as follows:

(i) [     ] shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”);

(ii) [     ] shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”); and

(iii) [     ] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

(b) Recapitalization. Effective upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, all shares of common stock, par value $1.00 per share, of the Corporation issued and outstanding immediately prior to the filing of this Certificate of Incorporation (the “Existing Common Stock”) shall be cancelled and retired for no consideration (the “Recapitalization”). The Recapitalization shall occur automatically without any further action by the holders of Existing Common Stock.

Section 4.2. Increase or Decrease in Authorized Capital Stock. Subject to Sections 242(d)(1) or (d)(2) of the DGCL, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the combined voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Certificate of Incorporation.

Section 4.3. Common Stock. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights. Except as otherwise required by law:

(i) the holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which holders of shares of Class A Common Stock are entitled to vote, whether voting separately as a class or otherwise;

(ii) the holders of shares of Class B Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which holders of shares of Class B Common Stock are entitled to vote, whether voting separately as a class or otherwise;

(iii) except as otherwise required in this Certificate of Incorporation or by the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation; and

(iv) the holders of shares of Class A Common Stock and Class B Common Stock shall not have cumulative voting rights.

Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(b) Dividends and Distributions. Subject to the rights of the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Other than in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.

(c) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them; provided, however, that the holders of shares of Class B Common Stock shall be entitled to receive $[   ] per share, and upon receiving such amount, the holders of shares of Class B Common Stock, as such, shall not be entitled to receive any other assets or funds of the Corporation. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section 4.3(c).

Section 4.4. Class B Common Stock.

(a) From and after the effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class B Common Stock may be issued only to, and registered only in the name of, the Continuing Equity Owners (as defined below), their respective successors and assigns, and/or their Permitted Transferees (as defined below) in accordance with Section 4.6 (including all subsequent successors, assigns, Permitted Transferees and the Continuing Equity Owners together with such Persons, collectively, the “Permitted Class B Owners”) and the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of LLC Interests (as defined below) held of record at such time by such Permitted Class B Owner under the LLC Agreement (as defined below). As used in this Certificate of Incorporation: (i) “Continuing Equity Owner” means each of the holders of LLC Interests (other than the Corporation) of SOLV Energy Holdings LLC, a Delaware limited liability company (“SOLV Energy Holdings LLC”), as set forth on Schedule II of the LLC Agreement (as defined below) (as such Schedule II may be amended from time to time in accordance with the LLC Agreement); (ii) “LLC Interest” means a membership interest in SOLV Energy Holdings LLC, authorized and issued under the Amended and Restated Limited Liability Company Agreement of SOLV Energy Holdings LLC, dated as [   ], 2026, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “LLC Interest” as defined in such LLC Agreement; and (iii) “Permitted Transferee” has the meaning given to it in the LLC Agreement, and includes any other Person otherwise permitted to be a transferee of LLC Interests under the LLC Agreement.

(b) The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of LLC Interests held of record by such Permitted Class B Owner in accordance with the terms of the LLC Agreement.

(c) In the event that there is a merger, consolidation or Change of Control (as defined below) of the Corporation that was approved by the Board prior to such merger, consolidation or Change of Control, then the holders of shares of Class B Common Stock, solely in their capacities as such, shall not be entitled to receive more than $[   ] per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

Section 4.5. Preferred Stock.

(a) Subject to any limitations prescribed by law, the Board is expressly authorized to issue from time to time shares of Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b) The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.6. Transfer of Class B Common Stock.

(a) A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for cancellation for no consideration at any time. Following the surrender, or other acquisition, of any shares of Class B Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(b) Except as set forth in Section 4.6(a), a holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s LLC Interests to such Permitted Transferee in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.6(b) are referred to as the “Restrictions.”

(c) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and each Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, lose all voting rights as set forth herein and become a non-voting share.

(d) Upon a determination by the Board that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(e) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.6 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.6. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by, and upon written request shall be mailed to, holders of shares of Class B Common Stock.

Section 4.7. Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.8. Fractions. Class A Common Stock and Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise fractional voting rights and to have the benefit of all other rights of holders of Class A Common Stock and Class B Common Stock, as applicable. Subject to the Restrictions, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Certificate of Incorporation, all references to Class A Common Stock and Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of such Class A Common Stock or Class B Common Stock.

Section 4.9. Share Reserves.

(a) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time to be sufficient to effect the exchange of all outstanding LLC Interests held by holders of the Class B Common Stock (together with Class B Common Stock) for shares of Class A Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the LLC Interests (together with Class B Common Stock) by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.

(b) The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class B Common Stock, such number of shares of Class B Common Stock that shall from time to time be sufficient to effect the issuance of shares of Class B Common Stock to holders of newly issued LLC Interests for such consideration and for such corporate purposes as the Board may from time to time determine.

ARTICLE V.

BOARD OF DIRECTORS

Section 5.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.2. Number of Directors; Election; Term.

(a) The number of members of the entire Board shall be fixed, from time to time, exclusively by the Board in accordance with the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”), subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in number as is practicable, hereby designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes. The term of office of the initial Class I directors shall expire upon the election of directors at the first annual meeting of stockholders following the effectiveness of this Article V; the term of office of the initial Class II directors shall expire upon the election of directors at the second annual meeting of stockholders following the effectiveness of this Article V; and the term of office of the initial Class III directors shall expire upon the election of directors at the third annual meeting of stockholders following the effectiveness of this Article V. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the effectiveness of this Article V, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. The Board is authorized to assign each director already in office at the Effective Time, as well as each director elected or appointed to a newly created directorship due to an increase in the size of the Board, to Class I, Class II or Class III. Directors shall be elected by the plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon. The provisions of this Section 5.2(b) are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.

(c) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

(d) Elections of directors need not be by written ballot unless the Bylaws shall so provide.

(e) Notwithstanding any of the other provisions of this Article V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article V, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.3. Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, any director may be removed from office at any time by the affirmative vote of the holders of at least a majority of the combined voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and only for cause, for so long as the Board is classified.

Section 5.4. Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of at least a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board and not by the stockholders. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such person shall have been assigned by the Board and until such person’s successor shall be duly elected and qualified or until such director’s earlier death, resignation or removal.

ARTICLE VI.

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of at least a majority of the Board then in office shall be required in order for the Board to adopt, amend, alter or repeal the Corporation’s Bylaws. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, and subject to any limitations prescribed by any series of Preferred Stock, the Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation by the affirmative vote of the holders of at least a majority of the combined voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon. No Bylaw hereafter legally altered, amended or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been altered, amended or repealed.

ARTICLE VII.

STOCKHOLDERS

Section 7.1. Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting; provided, however, that at any time when American Securities Related Parties (as defined below) beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) at least a majority of the combined voting power of all then-outstanding shares of capital stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are (a) signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted, and (b) delivered to the Corporation in accordance with applicable law.

Section 7.2. Special Meetings. At any time when American Securities Related Parties (as defined below) beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) at least a majority of the combined voting power of all then-outstanding shares of capital stock of the Corporation, and except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series only, special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, at least a majority of the Board, by the Chief

Executive Officer of the Corporation, or by the Corporate Secretary of the Corporation at the request of the holders of at least a majority of the combined voting power of all then-outstanding shares of capital stock of the Corporation. At any time when American Securities Related Parties (as defined below) beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) less than a majority of the combined voting power of all then-outstanding shares of capital stock of the Corporation, except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, only the Chairperson of the Board, at least a majority of the Board, or the Chief Executive Officer of the Corporation may call special meetings of the stockholders of the Corporation and the ability of the stockholders of the Corporation to call a special meeting of the stockholders is hereby specifically denied.

Section 7.3. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 8.1. Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Section 8.1, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

Section 8.2. Indemnification and Advancement of Expenses. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. A director’s right to indemnification conferred by this Section 8.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation under this Article VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or any director’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer, or advance expenses of any director, (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

Section 8.3. Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in Section 8.2 of this Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8.4. Insurance. To the fullest extent authorized or permitted by the DGCL, the Corporation shall purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or otherwise.

Section 8.5. Persons Other Than Directors and Officers. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 8.2 of this Certificate of Incorporation or to advance expenses to persons other than directors of the Corporation.

Section 8.6. Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Forum for Certain Actions.

(a) Forum. Unless at least a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the law of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless at least a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this Section 9.1 shall not apply in any respect to claims or causes of action brought to enforce a duty or liability created by the Exchange Act, or the rules and regulations promulgated thereunder or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

(b) Personal Jurisdiction. If any action the subject matter of which is within the scope of subparagraph (a) of this Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 9.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c) Enforceability. If any provision of this Section 9.1 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 9.1, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(d) Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1.

Section 9.2. Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

Section 9.3. Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Class A Common Stock and Class B Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined below) with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time that such stockholder became an Interested Stockholder, the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

(b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

Section 9.4. Corporate Opportunities.

(a) To the fullest extent permitted by applicable law (including, without limitation, Section 122(17) of the DGCL), (i) the Corporation, on behalf of itself and its subsidiaries, hereby renounces any interest, expectancy, co-participation rights or other rights of the Corporation or any of its subsidiaries in, or being offered any opportunity to participate in, any Specified Corporate Opportunity (as defined herein), even if such Specified Corporate Opportunity is one that the Corporation or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if offered or presented the opportunity to do so; (ii) no Covered Person (as defined herein) will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) no Covered Person shall have any duty to offer or communicate information regarding any Specified Corporate Opportunity to the Corporation or any of its subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary duty, as a director, officer, controlling stockholder or otherwise, solely by reason of the fact that such Covered Person (1) pursues or acquires such Specified Corporate Opportunity for its own account or the account of American Securities or its Affiliates, (2) directs such Specified Corporate Opportunity to another person or entity or (3) fails to present such Specified Corporate Opportunity, or information regarding such Specified Corporate Opportunity, to the Corporation or any of its subsidiaries. For the avoidance of doubt, the foregoing provisions of this Section 9.4(a) shall not apply to any business opportunity, potential transaction, interest or other matter that is offered or presented to any Covered Person solely in such Covered Person’s capacity as an officer, director or stockholder of the Corporation.

(b) To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

(c) For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.4.

(d) The provisions of this Section 9.4 shall have no further force or effect at such time as American Securities or its Affiliates shall first cease to beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), in the aggregate, at least 5% of the Corporation’s then-outstanding capital stock; provided, however, that such termination shall be prospective only and shall not terminate the effect of the foregoing provisions of this Section 9.4 with respect to any Specified Corporate Opportunity that first arose prior to such termination.

Section 9.5. Designation of the Corporation as the Stockholders’ Agent.

(a) Designation. All right, title and interest of any stockholder to any and all lost merger premium damages if an agreement to acquire all or substantially all of the stock of the Corporation is breached by an intended acquirer (“Lost Premium Damages”) shall be payable to the Corporation (which the Corporation may distribute to stockholders if the Board approves such distribution), and the Corporation’s stockholders specifically designate the Corporation (or its designee) as their agent for the purpose of pursuing Lost Premium Damages claims on behalf of the Corporation’s stockholders.

(b) Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.5.

Section 9.6. Amendment. The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 9.6; provided, however, that any amendment (including by merger, consolidation or otherwise) to this Certificate of Incorporation that gives holders of the Class B Common Stock (i) any rights to receive dividends or any other kind of distribution other than in connection with a liquidation, dissolution or winding-up pursuant to Section 4.3(c), (ii) any right to convert into or be exchanged for Class A Common Stock or (iii) any other economic rights shall, in addition to the affirmative vote of at least a majority of the combined voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, also requires the affirmative vote of at least a majority of shares of Class A Common Stock voting separately as a class. Except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation with respect to Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation with respect to Preferred Stock).

Section 9.7. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Section 9.8. Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a) “Affiliate” has the meaning given to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(b) “American Securities” means American Securities LLC, a Delaware limited liability company, certain of its Affiliates and any American Securities Related Party and its or their successors or assigns (other than the Corporation and its subsidiaries).

(c) “American Securities Related Parties” means American Securities and its Permitted Transferees.

(d) “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(e) “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all then-outstanding shares of capital stock of the Corporation.

(f) “Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than 50% of the combined voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class; (ii) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of SOLV Energy Holdings LLC); (iii) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than 50% of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (iv) the Corporation ceases to be the sole managing member of SOLV Energy Holdings LLC; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

(g) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(h) “Covered Person” means (i) American Securities or its Affiliates (other than the Corporation and its subsidiaries), (ii) any of its or their respective principals, members, partners, stockholders, directors, officers, employees or other representatives (other than any such Person who is also an employee of the Corporation or its subsidiaries) and (iii) any Person designated by American Securities to serve as a director of the Corporation.

(i) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(j) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the beneficial owner of 15% or more of all then-outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors, voting together as a single class, or (ii) is an Affiliate of the Corporation and was the beneficial owner of 15% or more of the outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors, voting together as a single class, at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article IX to the contrary, the term “Interested Stockholder” shall not include: (x) the American Securities Related Parties or any of their Affiliates or Associates, including any investment funds managed, directly or indirectly, by American Securities, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation or (y) any other Person who acquires voting stock of the Corporation directly from an American Securities Related Party (excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering).

(k) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such Person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (ii) above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(l) “Person” means, except as otherwise provided in the definition of “Change of Control”, any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(m) “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(n) “Specified Corporate Opportunity” means any business opportunity, potential transaction, interest or other matter that is offered or presented to any Covered Person other than any business opportunity, potential transaction, interest or other matter that is offered or presented to such Covered Person solely in such Covered Person’s capacity as an officer, director or stockholder of the Corporation.

(o) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(p) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

(Signature Page Follows)

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this day of [    ], 2026.

SOLV Energy, Inc.

By:
Name:
Title:

Signature Page to Amended and Restated Certificate of Incorporation of

SOLV Energy, Inc.